Exhibit 99.1

For Immediate Release	Contact: Greg Lemenchick Vice President - Investor Relations (734) 930-3022

Domino’s Pizza® Announces Fourth Quarter and Fiscal 2023 Financial Results

Global retail sales growth (excluding foreign currency impact) of 4.9% for the fourth quarter;

5.4% growth for fiscal 2023

U.S. same store sales growth of 2.8% for the fourth quarter; 1.6% growth for fiscal 2023

International same store sales growth (excluding foreign currency impact) of 0.1% for the fourth quarter; 1.7% growth for fiscal 2023

Global net store growth of 394 for the fourth quarter; 711 for fiscal 2023

(excluding closure of the Russia market, global net stores grew by 870 for fiscal 2023)

Income from operations up 3.4% for the fourth quarter; up 6.7% for fiscal 2023

(excluding $21.2 million pre-tax refranchising gain recorded in fourth quarter of 2022, income from operations up 13.0% for the fourth quarter; up 9.7% for fiscal 2023)

Board of Directors approves 25% increase in quarterly dividend to $1.51 per share; approves additional $1.0 billion share repurchase program

ANN ARBOR, Michigan, February 26, 2024: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world, announced results for the fourth quarter and fiscal 2023.

“Our strong fourth quarter demonstrates that our Hungry for MORE strategy is already delivering results. This strategy, which we recently unveiled at our Investor Day, is our plan to deliver MORE sales, MORE stores and MORE profits,” said Russell Weiner, Domino’s Chief Executive Officer. “Domino’s foundation has never been stronger. Our positive U.S. transactions and same store sales growth in both our delivery and carryout channels in the fourth quarter underscore the strength and momentum in our business. These results give us confidence in our brand and the Company’s ability to win and create meaningful value for our shareholders.”

Fourth Quarter and Fiscal 2023 Operational and Financial Highlights (Unaudited):

The tables below outline certain statistical measures utilized by the Company to analyze its performance, as well as key financial results. This historical data is not necessarily indicative of results to be expected for any future period. Refer to Comments on Regulation G below for additional details, including definitions of these statistical measures and certain reconciliations.

	Fourth Quarter		Fiscal Year
	2023	2022	2023	2022
Global retail sales: (in millions of U.S. dollars)
U.S. stores	$2,831.2	$2,709.7	$9,026.1	$8,751.7
International stores	2,897.4	2,746.4	9,249.7	8,788.2
Total	$5,728.6	$5,456.1	$18,275.8	$17,539.9

	Fourth Quarter		Fiscal Year
	2023	2022	2023	2022
Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 4.5%	+ 2.7%	+ 3.1%	+ 1.3%
International stores (1)	+ 5.2%	+ 7.5%	+ 7.7%	+ 6.3%
Total (2)	+ 4.9%	+ 5.2%	+ 5.4%	+ 3.9%

Same store sales growth: (versus prior year period)
U.S. Company-owned stores	+ 5.9%	+ 3.4%	+ 5.4%	(2.6)%
U.S. franchise stores	+ 2.6%	+ 0.8%	+ 1.4%	(0.7)%
U.S. stores	+ 2.8%	+ 0.9%	+ 1.6%	(0.8)%
International stores (excluding foreign currency impact)	+ 0.1%	+ 2.6%	+ 1.7%	+ 0.1%

(1)

2023 fourth quarter and fiscal year figures exclude the impact of the Russia market. Including the impact of the Russia market, international stores retail sales growth, excluding foreign currency impact, was 4.4% and 7.3% for the fourth quarter and fiscal 2023, respectively.

(2)

2023 fourth quarter and fiscal year figures exclude the impact of the Russia market. Including the impact of the Russia market, total global retail sales growth, excluding foreign currency impact, was 4.5% and 5.2% for the fourth quarter and fiscal 2023, respectively.

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Fourth quarter of 2023 store counts:
Store count at September 10, 2023	288	6,474	6,762	13,435	20,197
Openings	—	95	95	336	431
Closings	—	(3)	(3)	(34)	(37)
Store count at December 31, 2023	288	6,566	6,854	13,737	20,591
Fourth quarter 2023 net store growth	—	92	92	302	394

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Fiscal 2023 store counts:
Store count at January 1, 2023	286	6,400	6,686	13,194	19,880
Openings	4	174	178	892	1,070
Closings	(1)	(9)	(10)	(349)	(359)
Transfers	(1)	1	—	—	—
Store count at December 31, 2023	288	6,566	6,854	13,737	20,591
Fiscal 2023 net store growth	3	165	168	543	711
Fiscal 2023 net store growth, excluding Russia (1)	3	165	168	702	870

(1)

As previously announced, the remaining 143 net stores in Russia were reflected as closed in the third quarter of 2023. Including those remaining closures, 159 net stores in Russia were closed in fiscal 2023. Refer to Comments on Regulation G and Russia Market discussion below for additional details.

	Fourth Quarter			Fiscal Year
(In millions, except percentages, percentage points, per share data and leverage ratio)	2023	2022	Increase/ (Decrease)	2023	2022	Increase/ (Decrease)
Total revenues	$1,403.0	$1,392.2	+ 0.8%	$4,479.4	$4,537.2	(1.3)%

U.S. Company-owned store gross margin	14.7%	16.3%	(1.6) pp	16.4%	15.2%	+ 1.2 pp
Supply chain gross margin	10.9%	8.2%	+ 2.7 pp	10.2%	8.9%	+ 1.3 pp

Income from operations(1)	$257.2	$248.8	+ 3.4%	$819.5	$767.9	+ 6.7%

Net income	$157.3	$158.3	(0.6)%	$519.1	$452.3	+ 14.8%
Diluted earnings per share	$4.48	$4.43	+ 1.1%	$14.66	$12.53	+ 17.0%

Leverage ratio				5.2x	5.8x	(0.6)x

Net cash provided by operating activities				$590.9	$475.3	+ 24.3%
Capital expenditures				(105.4)	(87.2)	+ 20.9%
Free cash flow				$485.5	$388.1	+ 25.1%

(1)

Income from operations in the fourth quarter and fiscal 2022 included a $21.2 million pre-tax gain associated with the refranchising of 114 U.S. Company-owned stores in Arizona and Utah (the “2022 Store Sale”).

•
Revenues increased $10.7 million, or 0.8%, in the fourth quarter of 2023 as compared to the fourth quarter of 2022, primarily due to higher global franchise royalties and fees, resulting from global retail sales growth (excluding foreign currency impact) and higher supply chain revenues, partially offset by a decrease in U.S. franchise advertising revenues. U.S. franchise royalties and fees also benefited from an increase in fees paid by U.S. franchisees for the use of the Company’s technology platforms. The increase in supply chain revenues was attributable to higher order volumes, partially offset by a shift in the relative mix of the products we sell and a decline in the Company’s market basket pricing to stores. The Company’s market basket pricing to stores decreased 2.0% during the fourth quarter of 2023 as compared to the fourth quarter of 2022. The decrease in U.S. franchise advertising revenues was primarily driven by an increase in advertising incentives related to certain brand promotions in the fourth quarter of 2023 as compared to the fourth quarter of 2022.
•
U.S. Company-owned store gross margin decreased 1.6 percentage points in the fourth quarter of 2023 as compared to the fourth quarter of 2022, primarily due to higher labor costs as a result of higher wage rates, higher insurance costs and the increase in the loyalty liability resulting from the relaunch of the Domino’s Rewards program. These pressures were partially offset by higher same store sales driven by higher customer transaction counts and a decrease in the Company’s market basket pricing.

•
Supply chain gross margin increased 2.7 percentage points in the fourth quarter of 2023 as compared to the fourth quarter of 2022, primarily due to lower food cost as a result of procurement productivity and the decrease in the Company’s market basket pricing to stores.
•
Income from operations increased $8.4 million, or 3.4%, in the fourth quarter of 2023 as compared to the fourth quarter of 2022 primarily due to higher global franchise royalty revenues resulting from global retail sales growth (excluding foreign currency impact) of 4.9%, as well as higher supply chain gross margin, each as discussed above. These increases in income from operations were partially offset by the fourth quarter of 2022 pre-tax refranchising gain of $21.2 million associated with the 2022 Store Sale, as well as higher general and administrative expenses in the fourth quarter of 2023 driven by higher labor costs.
•
Net income decreased $1.0 million, or 0.6%, in the fourth quarter of 2023 as compared to the fourth quarter of 2022 primarily due to an increase in the Company’s provision for income taxes. Provision for income taxes increased in the fourth quarter of 2023 due to a higher effective tax rate. The effective tax rate increased to 23.5% during the fourth quarter of 2023 as compared to 16.6% in the fourth quarter of 2022, primarily as a result of the release of certain unrecognized tax benefits related to one of the Company’s foreign subsidiaries in the fourth quarter of 2022 that did not recur in the fourth quarter of 2023 and a higher proportion of non-deductible expenses associated with covered officer compensation in the fourth quarter of 2023 as compared to the fourth quarter of 2022. These pressures on net income were partially offset by higher income from operations, as discussed above.
•
Diluted EPS was $4.48 in the fourth quarter of 2023 versus $4.43 in the fourth quarter of 2022, representing a $0.05, or 1.1%, increase. This $0.05 increase was driven by improved operating results of $0.64, the unrealized gain associated with the remeasurement of the Company’s investment in DPC Dash Ltd of $0.10, lower net interest expense of $0.07 and a $0.07 increase driven by a lower weighted average diluted share count. These favorable impacts were partially offset by $0.46 for the pre-tax refranchising gain on the 2022 Store Sale and an unfavorable tax rate impact of $0.37.
•
Net cash provided by operating activities was $590.9 million in 2023 as compared to $475.3 million in 2022. The Company spent $105.4 million for capital expenditures during 2023, as compared to $87.2 million during 2022, resulting in free cash flow of $485.5 million in 2023 as compared to $388.1 million in 2022. The increase in free cash flow was primarily due to the positive impact of changes in operating assets and liabilities and higher net income, excluding non-cash operating activities, partially offset by higher investments in capital expenditures.

Quarterly Dividend

Subsequent to the end of the fourth quarter of 2023, on February 21, 2024, the Company’s Board of Directors approved a 25% increase to its per share quarterly dividend and a $1.51 per share quarterly dividend was declared on its outstanding common stock for shareholders of record as of March 15, 2024, to be paid on March 29, 2024.

Share Repurchases

During the fourth quarter of 2023, the Company repurchased and retired 167,572 shares of common stock for a total of $58.2 million. As of December 31, 2023, the Company had a total remaining authorized amount for share repurchases of $141.3 million. Subsequent to the end of the fourth quarter of 2023, on February 21, 2024, the Company’s Board of Directors authorized an additional share repurchase program to repurchase up to $1.0 billion of the Company’s common stock, in addition to the $141.3 million that was previously remaining for a total authorization of $1.14 billion for future share repurchases.

Long-Term Guidance (2024 – 2028)

The Company hosted its Investor Day on December 7, 2023, and announced the following long-term guidance metrics that the Company continues to expect to achieve. Annual global retail sales growth and annual income from operations growth exclude the impact of foreign currency.

•
7%+ Annual global retail sales growth;
•
1,100+ Annual global net store growth;
•
8%+ Annual income from operations growth.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow and income from operations, excluding foreign currency impact. The Company has also included metrics such as global retail sales, global retail sales growth (excluding foreign currency impact), same store sales growth, the market basket pricing change, the impact of changes in foreign currency exchange rates on international franchise royalty revenues and the leverage ratio, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales,” a statistical measure, to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza brand and are indicative of the financial health of the franchisee base. In addition, supply chain revenues are directly impacted by changes in franchise retail sales in the U.S. and Canada. As a result, sales by Domino’s franchisees have a direct effect on the Company’s profitability. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year. The 2023 global retail sales growth measures excluding the Russia market are calculated as the growth in retail sales excluding the retail sales from the Russia market from both 2023 retail sales and the 2022 retail sales base. Changes in global retail sales growth, excluding foreign currency impact, are primarily driven by same store sales growth and net store growth.

The Company uses “Same store sales growth,” a statistical measure, which is calculated by including only retail sales from stores that also had sales in the comparable weeks of both periods. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales. Same store sales growth for transferred stores is reflected in their current classification.

The Company uses “Net store growth,” a statistical measure, which is calculated by netting gross store openings with gross store closures during the period. Transfers between Company-owned stores and franchised stores are excluded from the calculation of net store growth.

The Company uses “Market basket pricing change,” a statistical measure, which is calculated as the percentage change of the market basket purchased by an average U.S. store (based on average weekly unit sales) from U.S. supply chain centers against the comparable period of the prior year. The Company believes that the market basket pricing change is important to investors and other interested persons to understand the Company’s performance. As market basket prices fluctuate, revenues, cost of sales and gross margin percentages in the Company’s supply chain segment also fluctuate. Additionally, cost of sales, gross margins and gross margin percentages for the Company’s U.S. Company-owned stores also fluctuate.

The Company uses “Free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The most directly comparable financial measure calculated and presented in accordance with GAAP is net cash provided by operating activities. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

The Company uses “Income from operations, excluding foreign currency impact,” which is calculated as income from operations as reported under GAAP, less the “impact of changes in foreign currency exchange rates on international franchise royalty revenues”, a statistical measure. The most directly comparable financial measure calculated and presented in accordance with GAAP is income from operations. The impact of changes in foreign currency exchange rates on international franchise royalty revenues is calculated as the difference in international franchise royalty revenues resulting from translating current period local currency results to U.S. dollars at current period exchange rates as compared to prior period exchange rates. The Company believes that the impact of changes in foreign currency exchange rates on international franchise royalty revenues is important to investors and other interested persons to understand the Company’s international royalty revenues given the significant variability in those revenues and that can be driven by changes in foreign currency exchanges rates. International franchise royalty revenue do not have a cost of sales component, so changes in these revenues have a direct impact on income from operations.

The “Leverage ratio1,” is calculated as the Company’s securitized debt related to its fixed-rate notes from the recapitalizations completed in 2021, 2019, 2018, 2017 and 2015 and borrowings under its variable funding notes, divided by Segment Income as defined by the Company under Accounting Standards Codification 280, Segment Reporting on a trailing four quarters basis. The Company has historically operated with a leverage ratio between four and six times. The Company reviews its leverage ratio on at least a quarterly basis and believes its leverage ratio is important to investors and other interested persons to understand the capital structure of the Company, and to assess the ability of the Company to meet its financial obligations.

The reconciliation of the leverage ratio for the fourth quarter of 2023 and 2022 is as follows:

	December 31, 2023		January 1, 2023
2015 Ten-Year Notes	$744,000		$752,000
2017 Ten-Year Notes	942,500		952,500
2018 7.5-Year Notes	403,750		408,000
2018 9.25-Year Notes	380,000		384,000
2019 Ten-Year Notes	649,688		656,438
2021 7.5-Year Notes	828,750		837,250
2021 Ten-Year Notes	975,000		985,000
Total fixed-rate notes	$4,923,688		$4,975,188

Segment Income - fourth quarter of 2023 and 2022	$294,600		$260,328
Segment Income - third quarter of 2023 and 2022	217,287		201,264
Segment Income - second quarter of 2023 and 2022	223,619		204,956
Segment Income - first quarter of 2023 and 2022	203,615		190,977
Trailing four quarters Segment Income	$939,121		$857,525
Leverage ratio	5.2	x	5.8	x

(1)

The Company also calculates and reviews its senior leverage ratio and Holdco leverage ratio as defined in the indenture governing the Company’s securitized debt. The senior leverage ratio and Holdco leverage ratio are furnished on a quarterly basis in the respective quarterly noteholders’ statements.

Russia Market

On August 21, 2023, the Company’s master franchisee that owned and operated Domino’s Pizza stores in Russia announced its intent to file for bankruptcy with respect to the stores in that market. Therefore, as of August 21, 2023, the Company has considered the stores in the Russia market to be closed and they are excluded from the Company’s ending store count as of the end of the third quarter of 2023. The Company has disclosed its statistical measure of net store growth for fiscal 2023 including and excluding the impact of the closure of the Russia market. Additionally, the Company has presented its statistical measure of global retail sales growth, excluding foreign currency impact, for the fourth quarter and fiscal 2023 excluding the impact of the retail sales from the Russia market. The Company believes the impact of the Russia market on its statistical measure of global retail sales growth, excluding foreign currency impact, for the fourth quarter and fiscal 2022 were immaterial and prior amounts have not been adjusted to conform to the current year presentation. The Company believes the impact of the Russia market on its statistical measure of same store sales growth for the periods presented was immaterial, and it also believes the impact of the Russia market on its consolidated statements of income related to international franchise royalties and fee revenues and general and administrative expenses for the periods presented was immaterial.

Conference call information

The Company will file its Annual Report on Form 10-K today. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 8:30 a.m. (Eastern) to review its fourth quarter and fiscal 2023 financial results. The webcast is available at ir.dominos.com and will be archived for one year.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 20,500 stores in over 90 markets. Domino’s had global retail sales of nearly $18.3 billion in 2023. Its system is comprised of independent franchise owners who accounted for 99% of Domino’s stores as of the end of fiscal 2023. In the U.S., Domino’s generated more than 85% of U.S. retail sales in 2023 via digital channels and has developed several innovative ordering platforms including seven unique ways to order Domino’s. In 2023, Domino’s launched Pinpoint Delivery, a new technology that allows customers to receive a delivery nearly anywhere, including places like parks, baseball fields and beaches.

Order – dominos.com

Company Info – biz.dominos.com

Media Assets – media.dominos.com

Please visit our Investor Relations website at ir.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, store growth and the growth of our U.S. and international business in general, our ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; our ability to successfully implement our growth strategy, including through our participation in the third-party order aggregation marketplace; labor shortages or changes in operating expenses resulting from increases in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs or negative economic conditions; the effectiveness of our advertising, operations and promotional initiatives; shortages, interruptions or disruptions in the supply or delivery of fresh food products and store equipment; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; the impact of new or improved technologies and alternative methods of delivery on consumer behavior; new product, digital ordering and concept developments by us, and other food-industry competitors; the additional risks our international operations subject us to; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to successfully manage their operations without negatively impacting our royalty payments and fees or our brand’s reputation; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence or negative economic conditions in general; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation and maintain demand for new stores; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; changes in income tax rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy, payment methods, advertising and consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products or food tampering or other events that may impact our reputation; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the impact that environmental, social and governance matters may have on our business and reputation; the effect of war, terrorism, catastrophic events, other geopolitical or reputational considerations or climate change; our ability to pay dividends and repurchase shares; changes in consumer tastes, spending and traffic patterns and demographic trends; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fourth Quarter Ended
	December 31, 2023	% of Total Revenues	January 1, 2023	% of Total Revenues
(In thousands, except share and per share data)
Revenues:
U.S. Company-owned stores	$117,298		$117,025
U.S. franchise royalties and fees	194,443		177,008
Supply chain	856,986		852,527
International franchise royalties and fees	96,769		92,204
U.S. franchise advertising	137,476		153,467
Total revenues	1,402,972	100.0%	1,392,231	100.0%
Cost of sales:
U.S. Company-owned stores	100,064		97,989
Supply chain	763,863		782,375
Total cost of sales	863,927	61.6%	880,364	63.2%
Gross margin	539,045	38.4%	511,867	36.8%
General and administrative	144,368	10.3%	130,755	9.4%
U.S. franchise advertising	137,476	9.8%	153,467	11.0%
Refranchising gain	—	—	(21,173)	(1.5)%
Income from operations	257,201	18.3%	248,818	17.9%
Other income	4,446	0.3%	—	0.0%
Interest expense, net	(56,152)	(4.0)%	(59,033)	(4.3)%
Income before provision for income taxes	205,495	14.6%	189,785	13.6%
Provision for income taxes	48,203	3.4%	31,483	2.2%
Net income	$157,292	11.2%	$158,302	11.4%
Earnings per share:
Common stock – diluted	$4.48		$4.43
Weighted average diluted shares	35,141,199		35,715,408

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Year Ended
	December 31, 2023	% of Total Revenues	January 1, 2023	% of Total Revenues
(In thousands, except share and per share data)
Revenues:
U.S. Company-owned stores	$376,180		$445,810
U.S. franchise royalties and fees	604,897		556,269
Supply chain	2,715,009		2,754,742
International franchise royalties and fees	310,077		295,007
U.S. franchise advertising	473,195		485,330
Total revenues	4,479,358	100.0%	4,537,158	100.0%
Cost of sales:
U.S. Company-owned stores	314,673		378,018
Supply chain	2,437,268		2,510,534
Total cost of sales	2,751,941	61.4%	2,888,552	63.7%
Gross margin	1,727,417	38.6%	1,648,606	36.3%
General and administrative	434,554	9.7%	416,524	9.2%
U.S. franchise advertising	473,195	10.6%	485,330	10.7%
Refranchising loss (gain)	149	0.0%	(21,173)	(0.5)%
Income from operations	819,519	18.3%	767,925	16.9%
Other income	17,713	0.4%	—	0.0%
Interest expense, net	(184,792)	(4.1)%	(195,092)	(4.3)%
Income before provision for income taxes	652,440	14.6%	572,833	12.6%
Provision for income taxes	133,322	3.0%	120,570	2.6%
Net income	$519,118	11.6%	$452,263	10.0%
Earnings per share:
Common stock – diluted	$14.66		$12.53
Weighted average diluted shares	35,401,313		36,093,754

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2023	January 1, 2023
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$114,098	$60,356
Restricted cash and cash equivalents	200,870	191,289
Accounts receivable, net	282,809	257,492
Inventories	82,964	81,570
Prepaid expenses and other	30,215	37,287
Advertising fund assets, restricted	106,335	162,660
Total current assets	817,291	790,654
Property, plant and equipment, net	304,365	302,235
Operating lease right-of-use assets	207,323	219,202
Investment in DPC Dash	143,553	125,840
Other assets	202,367	164,290
Total assets	$1,674,899	$1,602,221
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$56,366	$54,813
Accounts payable	106,267	89,715
Operating lease liabilities	39,330	34,877
Advertising fund liabilities	104,246	157,909
Other accrued liabilities	241,141	199,307
Total current liabilities	547,350	536,621
Long-term liabilities:
Long-term debt, less current portion	4,934,062	4,967,420
Operating lease liabilities	179,548	195,244
Other accrued liabilities	84,306	92,001
Total long-term liabilities	5,197,916	5,254,665
Total stockholders’ deficit	(4,070,367)	(4,189,065)
Total liabilities and stockholders’ deficit	$1,674,899	$1,602,221

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
	December 31, 2023	January 1, 2023
(In thousands)
Cash flows from operating activities:
Net income	$519,118	$452,263
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,640	80,251
Refranchising loss (gain)	149	(21,173)
Loss on sale/disposal of assets	1,299	1,813
Amortization of debt issuance costs	5,535	5,645
(Benefit) provision for deferred income taxes	(19,509)	253
Non-cash equity-based compensation expense	37,514	28,709
Excess tax benefits from equity-based compensation	(3,397)	(2,169)
Provision for losses on accounts and notes receivable	1,472	3,536
Unrealized gain on investments	(17,713)	—
Changes in operating assets and liabilities	38,487	(56,316)
Changes in advertising fund assets and liabilities, restricted	(52,731)	(17,495)
Net cash provided by operating activities	590,864	475,317
Cash flows from investing activities:
Capital expenditures	(105,396)	(87,234)
Proceeds from sale of assets	161	41,089
Purchase of franchise operations and other assets	—	(6,814)
Other	(1,682)	(722)
Net cash used in investing activities	(106,917)	(53,681)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	14,898	120,000
Repayments of long-term debt and finance lease obligations	(55,705)	(175,676)
Proceeds from exercise of stock options	8,656	3,312
Purchases of common stock	(269,025)	(293,740)
Tax payments for restricted stock upon vesting	(5,410)	(10,720)
Payments of common stock dividends and equivalents	(169,772)	(157,531)
Cash paid for financing costs	—	(1,594)
Net cash used in financing activities	(476,358)	(515,949)
Effect of exchange rate changes on cash	340	(963)
Change in cash and cash equivalents, restricted cash and cash equivalents	7,929	(95,276)

Cash and cash equivalents, beginning of period	60,356	148,160
Restricted cash and cash equivalents, beginning of period	191,289	180,579
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	143,559	161,741
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	395,204	490,480

Cash and cash equivalents, end of period	114,098	60,356
Restricted cash and cash equivalents, end of period	200,870	191,289
Cash and cash equivalents included in advertising fund assets, restricted, end of period	88,165	143,559
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$403,133	$395,204

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